Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 to Form S-1 on Form S-3 of Landsea Homes Corporation (File No. 333-252569) and/or any prospectus supplement filed thereunder (the “Registration Statement”) and the incorporation by reference in the Registration Statement of our report dated April 19, 2021, with respect to our audit of the consolidated financial statements of Mercedes Premier Homes, LLC d/b/a Vintage Estate Homes (“Vintage Estate Homes”) which comprise the consolidated balance sheet as of December 31, 2020 and the related consolidated statement of income, members’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

/s/ Prince CPA Group

Orlando, Florida

March 29, 2022